EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
              Quarter Ended October 1, 1995 and September 25, 1994

(Thousands of Dollars and Shares Except Per Share Data)

                                           1995                  1994
                                     -----------------    -----------------
                                                Fully                Fully
                                     Primary   Diluted    Primary   Diluted
                                     -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                         $ 63,572    63,572     75,151    75,151
Interest and amortization on 6%
 convertible notes, net of taxes           -     1,426          -     1,441
                                     -------   -------    -------   -------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                               63,572    64,998     75,151    76,592
Cumulative effect of change in
 accounting principles                     -         -          -         -
                                     -------   -------    -------   -------
Net earnings applicable to
 common shares                      $ 63,572    64,998     75,151    76,592
                                     =======   =======    =======   =======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                             87,751    87,751     87,948    87,948
  Actual exercise of stock
   options and warrants                   36        36         42        42
  Assumed exercise of stock
   options and warrants                  560       561      1,143     1,146
  Assumed conversion of 6%
   convertible notes                       -     5,114          -     5,114
  Purchase of common stock                 -         -       (292)     (292)
                                     -------   -------    -------   -------
  Total                               88,347    93,462     88,841    93,958
                                     =======   =======    =======   =======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles            $    .72       .70        .85       .82
  Cumulative effect of change
   in accounting principles                -         -          -         -
                                     -------   -------    -------   -------
  Net earnings                      $    .72       .70        .85       .82
                                     =======   =======    =======   =======

(a) Computation to arrive at the average number is a weighted average computation.